SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.

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DREYFUS SELECT MANAGERS SMALL CAP GROWTH FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to the appointment of an additional sub-adviser for Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company"). The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. The Fund's investment adviser is The Dreyfus Corporation ("Dreyfus").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Redwood Investments, LLC ("Redwood") as a new sub-adviser to manage a portion of the Fund's assets. In conjunction with such appointment, the Board approved a new sub-investment advisory agreement between Dreyfus and Redwood with respect to the Fund (the "New Sub-Advisory Agreement"). As was previously communicated to you in a supplement to the Fund's Prospectus dated May 1, 2017, Redwood began managing its allocated portion of the Fund's investment portfolio on May 16, 2017.

The Fund's assets currently are allocated among six sub-advisers – EAM Investors, LLC ("EAM"), Henderson Geneva Capital Management LLC ("HGCM"), Rice Hall James & Associates, LLC ("RHJ"), Nicholas Investment Partners, L.P. ("Nicholas"), Granite Investment Partners, LLC ("Granite") and Redwood. Riverbridge Partners, LLC and Advisory Research, Inc. were terminated as sub-advisers to the Fund, effective May 15, 2017. The target percentage of the Fund's assets to be allocated over time to the sub-advisers is approximately 20% to EAM, 20% to HGCM, 20% to RHJ, 15% to Nicholas, 15% to Redwood and 10% to Granite.

Further information about Redwood and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-800-DREYFUS.

                                                                                                                                                                  Sincerely,

                                                                                                                                                                  Bradley J. Skapyak
                                                                                                                                                                  President
                                                                                                                                                                  Strategic Funds, Inc.

July 17, 2017

Dreyfus Select Managers Small Cap Growth Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Redwood Investments, LLC ("Redwood") as an additional sub-adviser for the Fund.

In connection with the appointment of Redwood, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement") between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Redwood, with respect to the Fund. The appointment of Redwood and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about July 17, 2017 to shareholders of record of the Fund as of June 29, 2017. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166. Copies of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

     THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT HTTPS://IM.BNYMELLON.COM/PROXYMATERIALS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO

SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are unaffiliated with the Fund or Dreyfus and to modify material terms and conditions of sub-investment advisory arrangements with unaffiliated sub-advisers without shareholder approval. Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention. This Information Statement provides such notice of the retention of Redwood and presents details regarding Redwood and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages approximately $240 billion in 160 mutual fund portfolios. Dreyfus, a wholly-owned subsidiary of The Bank of New York Mellon Corporation ("BNY Mellon"), is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets. BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace. BNY Mellon has $29.9 trillion in assets under custody and administration and $1.6 trillion in assets under management. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies. Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated August 24, 1994, as amended May 15, 2006. Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers. The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, upon not less than 90 days' notice, by Dreyfus. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties under the Management Agreement. The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on November 7-8, 2016, and by the Fund's initial shareholder on April 26, 2010. A discussion regarding the basis for the Board's approval of the Management Agreement is available in the Fund's Semi-Annual Report for the six-months ended November 30, 2016.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board: (i) sets the Fund's overall investment strategies; (ii) evaluates, selects and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund. EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal. EACM recommends the portion of the Fund's assets to be managed by each sub-adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board. EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers. EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $3.9 billion in assets as of May 31, 2017. EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets. For the Fund's fiscal years ended May 31, 2015, 2016 and

2017, the Fund paid Dreyfus $4,755,856, $5,205,568 and $5,380,027, respectively, pursuant to the Management Agreement.

The following persons are officers and/or directors of Dreyfus: Mark Santero, Chief Executive Officer, President and a director; Diane P. Durnin, Vice Chairman and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Peter Arcabascio, Vice President–Distribution; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Tracy A. Hopkins, Executive Vice President–Cash Investment Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Alban Miranda, Chief Financial Officer; Joseph W. Connolly, Chief Compliance Officer; Bennett A. MacDougall, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; Kathy Scott, Chief Risk Officer; and James Bitetto, Secretary. Messrs. Skapyak, Connolly, MacDougall and Bitetto also serve as officers of the Company. Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. MacDougall serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company. No other officers or directors of Dreyfus serve as officers or Directors of the Company. The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISER

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held May 1, 2017 (the "Meeting"), approved (i) the appointment of Redwood to serve as a sub-adviser for the Fund and (ii) the New Sub-Advisory Agreement between Dreyfus and Redwood with respect to the Fund.

Redwood

Redwood is an SEC registered investment adviser, formed as a Massachusetts limited liability company in 2004. Redwood is located at One Gateway Center, Suite 802, Newton, Massachusetts 02458. As of March 31, 2017, Redwood had approximately $1.4 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Redwood combines quantitative and qualitative assessments in seeking to identify companies that will exceed consensus earnings expectations over short and medium term time periods. These are companies demonstrating positive estimate revisions, attractive valuation and high quality characteristics. Redwood's stock selection process utilizes a combination of bottom-up fundamental analysis and next generation quantitative techniques. Using its proprietary, multi-factor, dynamic stock quantitative model, Redwood ranks the stocks of U.S. companies with market capitalizations between $300 million and $4 billion that it considers to be growth companies based on factors in five categories: fundamentals, valuation, financial quality, stability and momentum. Redwood's small cap growth investment team then focuses their qualitative research on the highest ranked stocks in the quantitative model to identify and understand the critical variables and the catalysts that may lead to outperformance. As part of this qualitative assessment, Redwood's analysts evaluate financial statements and corporate filings, meet with company management teams and perform "grassroots" research before recommending a stock as a potential investment. Final stock selection decisions are made by Redwood's small cap growth investment team after each recommendation has been fully vetted and evaluated on its merits and on how the stock would complement the other holdings in the portfolio. After selecting a stock for investment, Redwood's portfolio managers use systematic risk tools and draw upon their investment experience to measure, monitor and manage portfolio risk with the objective of building a portfolio that seeks to maximize return while managing risk. Redwood generally sells a stock if it determines that the original investment thesis is broken or there has been an adverse change in the company's fundamentals or competitive advantage, relative valuation or volatility environment.

Jennifer K. Silver, CFA, Michael J. Mufson, CFA, Valerie B. Klaiman, CFA, Anthony E. Sutton and Ezra S. Samet, CFA are jointly and primarily responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Redwood. Ms. Silver and Mr. Mufson are managing partners and portfolio managers with Redwood, which they co-founded. Ms. Klaiman and Messrs. Sutton and Samet are portfolio managers and analysts with Redwood, which they joined in 2004, 2010 and 2006, respectively.

Redwood does not currently serve as investment adviser or sub-adviser to any registered investment companies having similar investment objectives and policies as the Fund.

Redwood was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. Redwood is not affiliated with Dreyfus, and Redwood discharges its responsibilities subject to the oversight and supervision of Dreyfus. Under the New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Redwood out of the fee Dreyfus receives from the Fund. There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Redwood or the implementation of the New Sub-Advisory Agreement. The fees paid by Dreyfus to Redwood depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Redwood. In accordance with procedures adopted by the Board, Redwood may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Redwood by virtue of ownership of stock or other interests of Redwood: Jennifer K. Silver, Michael J. Mufson and Estancia Capital Partners, LP.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement. The New Sub-Advisory Agreement will continue until November 30, 2018, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar in material respects to those of the sub-investment advisory agreements between Dreyfus and each of EAM Investors, LLC ("EAM"), Henderson Geneva Capital Management LLC ("HGCM"), Rice Hall James & Associates, LLC ("RHJ"), Nicholas Investment Partners, L.P. ("Nicholas") and Granite Investment Partners, LLC ("Granite"), the Fund's five other sub-advisers.

The New Sub-Advisory Agreement provides that, subject to the supervision and approval of Dreyfus and the Board, Redwood provides investment management of the portion of the Fund's assets allocated to Redwood. Redwood, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to Redwood and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to Redwood, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others. Redwood also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets. The New Sub-Advisory Agreement provides that Redwood shall exercise its best judgment in rendering services to the Fund and that Redwood will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund, the Fund's shareholders or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Redwood's reckless disregard of its obligations and duties under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement provides that Redwood be compensated based on the average daily net assets of the Fund allocated to Redwood. Redwood is compensated from the management fee that Dreyfus receives from the Fund. Redwood will bear all the expenses it incurs in connection with the performance of its services under the New Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund, except to the extent specifically assumed by Redwood.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) Dreyfus on not more than 60 days' notice to Redwood; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Redwood; or (iii) Redwood on not less than 90 days' notice to the Company and Dreyfus. The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, the New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, Dreyfus and EACM recommended the appointment of Redwood to serve as a new sub-adviser for the Fund. The recommendation of Redwood was based on, among other information, EACM's review and due diligence report relating to Redwood and its investment advisory services. In the opinion of Dreyfus and EACM, the proposed allocation to Redwood of a portion of the Fund's assets would allow Redwood to effectively complement the Fund's five other sub-advisers, EAM, HGCM, RHJ, Nicholas and Granite, and add capacity and provide greater diversification for the Fund, particularly in light of the termination of Riverbridge Partners, LLC and Advisory Research, Inc. as sub-advisers to the Fund. The target percentage of the Fund's assets to be allocated to Redwood will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement. In determining whether to approve the New Sub-

Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information, which included: (i) a copy of the New Sub-Advisory Agreement; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended Redwood for Board approval; (iii) information regarding the nature, extent and quality of the services Redwood would provide to the Fund; (iv) information regarding Redwood's reputation, investment management business, personnel and operations; (v) information regarding Redwood's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by Redwood; (vii) information regarding Redwood's compliance program; and (viii) information regarding Redwood's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to a relevant unmanaged index. The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Redwood. In examining the nature, extent and quality of the services to be provided by Redwood to the Fund, the Board considered Redwood's: (i) organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategy for the Fund; (iv) long- and short-term performance relative to an unmanaged index; and (v) compliance program. The Board specifically took into account Redwood's investment process and research resources and capabilities, evaluating how Redwood would complement the Fund's existing sub-advisers. The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity in material respects to the terms of the Fund's other sub-investment advisory agreements. The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by Redwood. The Board concluded that the Fund will benefit from the quality and experience of Redwood's investment professionals. Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services expected to be provided by Redwood were adequate and appropriate in light of Redwood's experience in managing small cap growth equity assets, Redwood's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage Redwood, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of Redwood. Because Redwood was a newly-appointed sub-adviser for the Fund, the Board could not consider its investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreement during the Meeting. However, the Board did review Redwood's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate. The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by Redwood in the management of its portion of the Fund's assets. The Board noted Redwood's reputation and experience with respect to small cap growth equity investing, the portfolio managers' experience in selecting small cap growth stocks, and EACM's experience and reputation in selecting, evaluating and overseeing investment managers. Based on their consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability. The Board considered the proposed fee payable under the New Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund. The Board recognized that, because Redwood's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates with respect to the proposed addition of Redwood as an additional sub-adviser for the Fund. The Board concluded that the proposed fee payable to Redwood by Dreyfus with respect to the assets to be allocated to Redwood in its capacity as sub-adviser was appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and Redwood.

Economies of Scale to be Realized. The Board recognized that, because Redwood's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement. Accordingly, consideration of economies of scale with respect to Redwood was not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to Redwood as a result of its relationship with the Fund. The Board concluded that Redwood may in the future direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Redwood was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus would monitor and evaluate Redwood's trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at 225 Liberty Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the Fund's most recent fiscal year ended May 31, 2017, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of June 5, 2017, the Fund had 25,411,982.816 total shares of common stock issued and outstanding. Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of June 5, 2017.

	Amount of Outstanding	Percentage of Outstanding
Name and Address	Shares Held	Shares of Class Held

Class A

UBS WM USA
1000 Harbor Boulevard	70,010.201	60.9414%
Weehawken, NJ 07086-6761

National Financial Services
Attn.: Mutual Funds Department
4th Floor
499 Washington Boulevard	11,350.194	9.8799%
Jersey City, NJ 07310-0000

Class C

Pershing LLC
P.O. Box 2052	9,068.743	64.9469%
Jersey City, NJ 07303-2052

Raymond James Financial Inc.
880 Carillon Parkway	2,168.704	15.5314%
Saint Petersburg, FL 33716-1102

UBS WM USA
1000 Harbor Boulevard	1,739.405	12.4570%
Weehawken, NJ 07086-6761

American Enterprise Investment Services
707 2nd Avenue South	872.124	6.2458%
Minneapolis, MN 55402-2405

Class I

Charles Schwab & Co., Inc.
Attn: Mutual Funds
101 Montgomery Street	75,105.686	19.3424%
San Francisco, CA 94104-4151

National Financial Services
Attn.: Mutual Funds Department
4th Floor	63,653.260	16.3930%
499 Washington Boulevard
Jersey City, NJ 07310-0000

Pershing LLC
P.O. Box 2052	32,498.524	8.3695%
Jersey City, NJ 07303-2052

SEI Private Trust Company
One Freedom Valley Drive	30,307.584	7.8053%
Oaks, PA 19456-9989

Coconut Grove Bank
2701 S. Bayshore Drive	25,588.391	6.5899%
Miami, FL 33133

UBS WM USA
1000 Harbor Boulevard	22,811.159	5.8747%
Weehawken, NJ 07086-6761

Wells Fargo Bank of Minnesota NA
P.O. Box 560067	22,534.433	5.8034%
Charlotte, NC 28256-0067

Class Y

SEI Private Trust Company
One Freedom Valley Drive	24,173,834.018	97.1038%
Oaks, PA 19456-9989

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of June 5, 2017, Robin A. Melvin, a Director of the Company, beneficially owned 3,501.466 Class I shares of the Fund, representing 0.01% of the outstanding Class I shares of the Fund. As of June 5, 2017, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.